Exhibit 99.1

For more information, contact:

David Flanery

Chief Financial Officer

502-261-4753

PAPA JOHN’S REPORTS

FOURTH QUARTER AND FULL-YEAR 2007 EARNINGS

2008 Earnings Guidance Reaffirmed;

Refranchising Initiative Announced

Highlights

•                  Fourth quarter earnings per diluted share of $0.27 in 2007 vs. $0.59 in 2006.  Comparable fourth quarter results, excluding certain noted items (see table on page 3), are $0.52 in 2007 vs. $0.43 in 2006, an increase of 20.9%.

•                  Full-year earnings per diluted share of $1.09 in 2007 vs. $1.92 in 2006.  Comparable full-year results, excluding certain noted items (see table on page 3), are $1.66 in 2007 vs. $1.40 in 2006, an increase of 18.6%.

•      Full year income from continuing operations before income taxes, excluding the impact of consolidating BIBP, was relatively flat (2006 results benefited from an additional week of operations producing approximately $3.5 million of pre-tax operating income)

•                  Domestic system-wide comparable sales increases of 2.1% for the quarter and 0.4% for the year

•                  69 net Papa John’s worldwide openings during the quarter and 193 for all of 2007

•                  Earnings guidance for 2008 reaffirmed at a range of $1.68 to $1.76 per diluted share, excluding the impact of consolidating BIBP

•                  Domestic refranchising initiative announced, targeting a reduction in company-owned unit mix below 20% in the next few years

                                                Louisville, Kentucky (February 26, 2008) — Papa John’s International, Inc. (NASDAQ: PZZA) today announced revenues of $283.9 million for the fourth quarter of 2007, representing an increase of 2.2% from revenues of $277.9 million for the same period in 2006, including approximately $20.0 million for the additional week of operations in 2006, as described below. Net income for the fourth quarter of 2007 was $7.7 million, or $0.27 per diluted share (including an after-tax loss of $8.0 million, or $0.28 per diluted share, from the consolidation of the results of the franchisee-owned cheese purchasing company, BIBP Commodities, Inc. (BIBP), a variable interest entity, and a gain of $1.0 million, or $0.03 per diluted share, from the finalization of certain income tax issues), compared to 2006 fourth quarter net income of $19.0 million, or $0.59 per diluted share (including an after-tax gain of $1.4 million, or $0.04 per diluted share, from the consolidation of BIBP, and a gain of $1.6 million, or $0.05 per diluted share, from the finalization of certain income tax issues). The fourth-quarter 2006 pre-tax income results also benefited approximately $3.5 million, or $0.07 per diluted share from the additional week of operations.

                Consolidated revenues for 2007 were $1.06 billion, representing an increase of 6.2% from 2006 revenues of $1.00 billion, including approximately $20.0 million for the additional week of operations in 2006. Net income for 2007 was $32.7 million, or $1.09 per diluted share (including a net loss of $20.5 million or $0.68 per diluted share, from the consolidation of BIBP and a gain of $3.4 million, or $0.11 per diluted share, from the finalization of certain income tax issues), compared to last year’s net income of $63.4 million, or $1.92 per diluted share (including an after-tax gain of $11.8 million, or $0.36 per diluted share, from the consolidation of BIBP and a gain of $2.5 million, or $0.08 per diluted share, from the finalization of certain income tax issues). The 2006 full-year results benefited approximately $3.5 million, or $0.07 per diluted share, from the additional week of operations.

                The company follows a fiscal year ending on the last Sunday of December, generally consisting of 52 weeks made up of four 13-week quarters, which are in turn made up of two four-week periods followed by one five-week period. In 2006, the company’s fiscal year consisted of 53 weeks, with the additional week added to the fourth quarter (14 weeks) results. The additional week resulted in additional revenues of approximately $20.0 million and additional pre-tax income of approximately $3.5 million, or $0.07 per diluted share, for both the fourth quarter and full year of 2006.

The following tables summarize the above-mentioned items impacting 2007 net income and earnings per diluted share, as compared to the same periods presented for the prior year:

	Fourth Quarter		Full Year
	2007	2006	2007	2006

Net Income, as reported	$7,744	$18,999	$32,735	$63,375

Impact of discontinued operations	—	—	—	(389)
Loss (Gain) from BIBP cheese purchasing entity	8,021	(1,432)	20,525	(11,844)
Impact of 53rd week of operations	—	(2,205)	—	(2,205)
(Gain) from finalization of certain income tax issues	(993)	(1,575)	(3,408)	(2,525)

Net Income, excluding noted items	$14,772	$13,787	$49,852	$46,412

	Fourth Quarter		Full Year
	2007	2006	2007	2006

Earnings per diluted share, as reported	$0.27	$0.59	$1.09	$1.92

Impact of discontinued operations	—	—	—	(0.01)
Loss (Gain) from BIBP cheese purchasing entity	0.28	(0.04)	0.68	(0.36)
Impact of 53rd week of operations	—	(0.07)	—	(0.07)
(Gain) from finalization of certain income tax issues	(0.03)	(0.05)	(0.11)	(0.08)

Earnings per diluted share, excluding noted items	$0.52	$0.43	$1.66	$1.40

“We were very pleased with both our fourth quarter and full-year 2007 results,” commented Papa John’s president and chief executive officer, Nigel Travis.  “We were the only national pizza chain that reported positive comp sales and domestic restaurant growth in 2007. In addition, growing net income by 7.4% and EPS by 18.6% in a very difficult cost and competitive environment is a testament to the strength of our system and the power of our brand.  My congratulations to the entire Papa John’s system for this very strong performance.”

Revenues Comparison

                Consolidated revenues were $283.9 million for the fourth quarter of 2007, an increase of $6.0 million or 2.2%, over the corresponding 2006 period. The 2006 period included $20.0 million from the additional week of operations mentioned above. The increase in revenues for the fourth quarter of 2007, excluding the impact of the additional week of operations in 2006, was principally due to the following:

•                  Domestic company-owned restaurant revenues increased $8.1 million, reflecting the acquisition of 61 domestic restaurants during 2007.

•                  Franchising revenues increased $2.2 million, primarily due to the collection of $2.0 million of fees associated with the previously disclosed franchise renewal program, which was substantially completed during the fourth quarter.

•                  International revenues increased $2.4 million due to the acquisition of restaurants in Beijing, China in December 2006 and increased royalty revenues from additional franchised units.

•                  Other sales increased due to expanded commercial volumes at our print and promotions operations.

•                  The above-mentioned increases in revenue were partially offset by a decline in commissary revenues of $6.2 million associated with the impact of the previously mentioned additional week of operations in 2006.

For the full-year 2007, consolidated revenues increased $62.0 million, or 6.2%, principally due to the reasons mentioned above.

Operating Results and Cash Flow

Operating Results

Our pre-tax income from continuing operations for the fourth quarter of 2007 was $10.4 million, compared to $27.3 million for the corresponding period in 2006. For the full-year 2007, pre-tax income was $46.0 million, compared to $96.2 million for the corresponding period in 2006. Excluding the impact of the consolidation of BIBP, fourth- quarter 2007 pre-tax income from continuing operations was $22.7 million, a decrease of $2.7 million from the 2006 comparable period of $25.4 million, and pre-tax income for 2007 was $77.7 million, an increase of $567,000 over the 2006 comparable results of $77.2 million. As previously noted, the additional week of operations in 2006 added $3.5 million to the pre-tax income results for the fourth quarter and full year 2006.  An analysis of the changes in pre-tax income from continuing operations for the fourth quarter and full-year 2007, respectively (excluding the consolidation of BIBP), are summarized as follows (analyzed on a segment basis — see the Summary Financial Data table that follows for the reconciliation of segment income to consolidated income below):

•                  Domestic Company-owned Restaurant Segment. Domestic company-owned restaurants’ operating income decreased $4.0 million and $7.8 million for the three months and full year ended December 30, 2007, respectively. Approximately $1.6 illion of the decrease for both the quarter and full year was related to the 53rd week of operations in 2006. The remaining decline in operating income was primarily due to an increase in labor costs (including the impact of a federal minimum wage increase in July 2007 and certain other minimum wage increases in various states), increased commodity costs and other operating costs. In addition, the 2007 results include charges of $1.1 million and $1.5 million for the three months and full year ended December 30, 2007, respectively, associated with the closure or impairment of certain restaurants. The full-year 2007 results were favorably impacted by a $594,000 pre-tax gain associated with the termination of a lease agreement in the second quarter of 2007.

•                  Domestic Commissary Segment. Domestic commissaries’ operating income decreased approximately $2.4 million for the three months ended December 30, 2007 (a $1.2 million decrease excluding the $1.2 million impact of the 53rd week of operations in 2006) and increased $1.2 million for the full year (a $2.4 million increase excluding the $1.2 million impact of the 53rd week of operations in 2006), from the comparable 2006 periods. The decrease in operating results, excluding the impact of the 53rd week, for the three-month period ended December 30, 2007 is primarily due to a $600,000 contribution to the Papa John’s Marketing Fund and a reduction in margin resulting from increases in the cost of certain commodities that were not passed along to domestic restaurants. The full-year 2007 operating results increased approximately $2.4 million, excluding the impact of the 53rd week, as compared to 2006, primarily due to increased volumes of higher-margin fresh dough products and improved margins from other commodities.

•                  Domestic Franchising Segment. Domestic franchising operating income increased $1.1 million for the three months ended December 30, 2007 and was relatively flat for the full-year period. The 2006 operating results included $1.0 million of additional royalty revenue in 2006 for the 53rd week of operations. The fourth quarter 2007 results included the collection of $2.0 million in fees associated with our franchise renewal program. On a full-year basis, franchise royalty and development fees totaled $60.0 million in 2007, as compared to $59.0 million in 2006.  The increase in 2007 revenues was offset by an increase in costs with our field organization support staff in 2007 to improve the support of our domestic operations.

•                  International Segment. The international operating results, which exclude the Perfect Pizza operations in the United Kingdom which were sold in March 2006, reported operating losses of $2.4 million and $8.7 million for the three months and full year ended December 30, 2007, as compared to operating losses of $2.1 million and $8.9 million for the corresponding 2006 periods. The decline in operating results for the fourth quarter was principally due to the write-down of the carrying value of one company-owned restaurant located in the United Kingdom.  On a full-year basis, increased current year revenues due to growth in number of units and unit volumes were substantially offset by increased personnel and infrastructure investment costs.  The 53rd week of operations in 2006 did not have a significant impact on this segment.

•                  All Others Segment. The “All others” reporting segment reported operating earnings of $2.3 million and $6.3 million for the three-month and full-year periods ended December 30, 2007, respectively, compared to $1.8 million and $5.6 million, respectively, in the same periods of the prior year. The increases of $471,000 and $720,000 in operating income were due to improved operating results at our print and promotions operations, reflecting an increase in our sales to commercial customers and improved operating results from our captive insurance subsidiary.  The full-year improvement was also impacted by improved operating results of our online operations. The 53rd week of operations in 2006 did not have a significant impact on this segment.

•                  Unallocated Corporate Segment. Unallocated corporate expenses decreased approximately $2.0 million and $6.1 million for the three-month and full-year periods ended December 30, 2007, respectively, as compared to the prior year periods, including approximately $300,000 of additional expenses related to the 53rd week of operations in 2006.

The decreases in both periods were due to the following:

	Fourth Quarter			Full Year
			Increase			Increase
	Dec-07	Dec-06	(decrease)	Dec-07	Dec-06	(decrease)
General and administrative	$1,929	$6,177	$(4,248)	$17,515	$29,429	$(11,914)
Net interest	1,609	800	809	5,891	1,584	4,307
Depreciation	1,711	1,499	212	6,702	6,226	476
Other expenses	1,055	(125)	1,180	1,346	284	1,062
	$6,304	$8,351	$(2,047)	$31,454	$37,523	$(6,069)

The decreases in general and administrative costs were primarily due to lower management incentive costs (see further discussion below) and lower costs with our workers compensation, non-owned automobile and health self-insurance programs for the fourth quarter and full-year 2007 periods, as compared to the corresponding 2006 periods.

As previously noted, the primary reason for the decrease in the unallocated general and administrative expenses during 2007 was a reduction in management incentive costs.  The following table summarizes our recorded expense (income) associated with our management incentive programs (in thousands):

	Fourth Quarter		Full Year
	2007	2006	2007	2006

Equity compensation	$1,145	$1,519	$4,883	$4,707
Performance unit plan	(991)	305	(1,198)	2,503
Management incentive bonus plan	(600)	935	2,711	6,474
Total expense (income)	$(446)	$2,759	$6,396	$13,684

Decrease		$(3,205)		$(7,288)

The decrease in the executive performance unit incentive plan expense for the fourth quarter and full-year 2007 periods, as compared to the corresponding prior year periods, was due to a reduction in expected bonus payment, reflecting a decrease in the company’s stock price, the forfeiture of units associated with certain executive departures and the change in the Founder Chairman’s status from an employee director of the company to a non-employee director during 2007.

The annual management incentive bonus plan is based on the company’s annual operating income performance and certain sales measures as compared to pre-established targets. The decrease in the expense for the fourth quarter and full-year 2007 periods, as compared to the corresponding prior year periods, was primarily due to below-target sales and operating income for the full-year of 2007 and the transition of the Founder Chairman to a non-employee director status.

Net interest expense included in the unallocated corporate segment increased approximately $809,000 and $4.3 million for the fourth quarter and full-year 2007 periods, respectively, as compared to the corresponding 2006 periods, principally due to a higher average debt balance resulting from share repurchase activity under our share repurchase program and franchise restaurant acquisitions during the last twelve months.

Other expenses increased during the fourth quarter and full year 2007, as compared to corresponding 2006 periods, due to costs associated with the disposition and write-down of certain assets to fair value.

The company recorded reductions in its customary income tax expense of $1.0 million and $3.4 million for the three months and full year ended December 30, 2007, respectively, and reductions of $1.6 million and $2.5 million for the three months and full-year comparable periods in 2006, respectively, due to the finalization of certain income tax issues. The effective income tax rate was 28.9% for full year 2007, compared to 34.5% for the comparable period in 2006. Our tax rate for 2008 is estimated to be 36.0%.

Cash Flow

                Cash flow from continuing operations was $61.6 million for the full-year 2007 as compared to $85.2 million for the comparable period in 2006. The consolidation of BIBP decreased cash flow from operations by approximately $31.7 million in 2007 and increased cash flow from operations by $19.0 million in 2006. Excluding the impact of the consolidation of BIBP, cash flow from continuing operations was $93.3 million in 2007 as compared to $66.2 million in the corresponding 2006 period. The $27.1 million increase was primarily due to an increase in net income and an improvement in working capital including accounts receivable, inventories and accounts payable.

Form 10-K Filing

                See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our annual Form 10-K filed with the Securities and Exchange Commission for additional information concerning our operating results and cash flow for the full year ended December 30, 2007.

Comparable Sales, System-wide Sales and Unit Count

                Domestic system-wide comparable sales for the fourth quarter of 2007 increased 2.1% (composed of a 2.0% increase at company-owned restaurants and a 2.2% increase at franchised restaurants). Domestic system-wide comparable sales for the full year 2007 increased 0.4% (composed of a 0.5% increase at company-owned restaurants and a 0.3% increase at franchised restaurants). The comparable sales percentage represents the change in year-over-year sales for the same base of restaurants for the same calendar period.

Worldwide system sales decreased 0.6% to $559.2 million for the fourth quarter of 2007 and increased 2.4% to $2.15 billion for the full-year 2007, as compared to the comparable periods of the prior year. The worldwide system sales for 2006 included an additional week of operations, accounting for an additional $40.0 million in sales.

The following table summarizes system-wide sales for the three- and twelve-months ended December 30, 2007 and December 31, 2006, on an actual U.S. dollar basis (dollars in thousands):

	Three Months Ended			Year Ended
			Percentage			Percentage
	Dec. 30,	Dec. 31,	Increase	Dec. 30,	Dec. 31,	Increase
	2007	2006 (1)	(Decrease)	2007	2006 (1)	(Decrease)

Domestic:
Company-owned	$136,043	$127,981	6.3%	$504,330	$447,938	12.6%
Franchised	371,845	394,186	(5.7%)	1,464,928	1,510,465	(3.0%)
Total Domestic	507,888	522,167	(2.7%)	1,969,258	1,958,403	0.6%
International	51,271	40,280	27.3%	180,194	140,673	28.1%
Total System-wide Sales	$559,159	$562,447	(0.6%)	$2,149,452	$2,099,076	2.4%

(1) The 2006 fourth quarter and full year results include an extra week of operations, which added approximately $40.0 million of sales.

During the fourth quarter of 2007, 49 domestic restaurants (five company-owned and 44 franchised) were opened. Additionally, 38 international restaurants (three company-owned and 35 franchised) were opened, while 16 domestic and two international franchised restaurants were closed, resulting in 69 net openings worldwide for the quarter. There were 193 net openings worldwide in 2007. Our total domestic development pipeline as of December 30, 2007 included approximately 300 restaurants scheduled to open over the next nine years.

At December 30, 2007, there were 3,208 Papa John’s restaurants (662 company-owned and 2,546 franchised) operating in all 50 states and 28 countries. The company-owned unit count includes 128 restaurants operated in majority-owned domestic joint venture arrangements, the operating results of which are fully consolidated into the company’s results.

Refranchising Initiative

The company announced the implementation of a formal refranchising initiative, the goal of which is to increase the percentage of franchised units in the domestic restaurant portfolio over time. The company believes shifting the domestic restaurant portfolio mix more toward franchised units will improve the absolute level and consistency of operating margin percentage and be more consistent with the trend in franchise business models in the domestic restaurant category.

Of the total 2,760 domestic units open as of December 30, 2007, 648 or 23.5% were company-owned (including 128 units owned in joint venture arrangements with franchisees in which the company has a majority ownership position). The company believes that through a combination of net openings more heavily weighted toward franchise units and the selective refranchising of certain company-owned markets, the percentage of company-owned units can be decreased below 20% in the next few years. Any refranchising activities completed during 2008 are not expected to have a significant impact on 2008 operating income and the net proceeds of any such sales are expected to support the share repurchase program previously announced.

Franchise Agreement Renewals Update

During the fourth quarter of 2007, approximately 75% of our domestic franchisees renewed their franchise agreements for an additional 10-year period. In connection with the renewals, we collected approximately $2.0 million in renewal fee income in the fourth quarter of 2007.  A substantial portion of the remaining franchisees renewed franchise agreements under this program subsequent to year-end. The royalty rate increased one-quarter percent, to 4.25%, as part of the agreement to increase the royalty to 5.0% by 2011, under the new standard franchise agreement effective in January 2008.

International Update

A total of 38 restaurants were opened in international markets during the fourth quarter of 2007, of which 12 were located in our fastest-growing markets, Korea and China. As of December 30, 2007, the company had a total of 448 corporate and franchised restaurants operating internationally, of which 141 were located in Korea and China. Our total international development pipeline as of December 30, 2007 included approximately 900 restaurants scheduled to open over the next ten years.

At the end of 2007, we had over 100 restaurants operating in the United Kingdom and Ireland. During the first half of 2008, we plan to open our 100th restaurant in China. In 2008, we plan to open our first franchise restaurant in each of Poland, Turkey and Jordan.

Share Repurchase Activity

The company repurchased approximately 471,000 shares of its common stock at an average price of $23.21 per share, or a total of $10.9 million, during the fourth quarter of 2007, and 2.7 million shares of its common stock at an average price of $27.15 per share, or a total of $72.9 million, during 2007. Subsequent to year-end, through February 19, 2008, the company repurchased an additional $2.3 million of common stock (104,000 shares at an average price of $21.74 per share). A total of 91,000 and 765,000 shares of common stock were issued upon the exercise of stock options for the fourth quarter and full-year ended December 30, 2007, respectively.

There were 29.0 million diluted weighted average shares outstanding for the fourth quarter of 2007 as compared to 32.2 million for the same period in 2006. Approximately 28.8 million actual shares of the company’s common stock were outstanding as of December 30, 2007. The company’s board of directors has authorized the repurchase of an additional $50.0 million of common stock through December 28, 2008. At February 19, 2008, $47.7 million remains available for repurchase under this authorization.

The company’s share repurchase activity increased earnings per diluted share from continuing operations, excluding the impact of the consolidation of BIBP, by $0.03 and $0.09 for the fourth quarter and full-year 2007 periods, respectively.

2008 Earnings Guidance Reaffirmed

                The company reaffirms its previously announced 2008 earnings per diluted share guidance in the range of $1.68 to $1.76 for the year. The comparable base earnings results for 2007 were $1.66 per diluted share. The projected earnings guidance excludes any impact from the consolidation of the results of BIBP. The 2008 guidance was not adjusted upward in response to favorable actual results in the fourth quarter of 2007 due to both the nature of the favorable results in the fourth quarter of 2007 and the continued expectations of commodity price pressures throughout 2008, especially wheat and cheese.

Forward-Looking Statements

Certain information contained in this annual report, particularly information regarding future financial performance and plans and objectives of management, is forward-looking. Certain factors could cause actual results to differ materially from those expressed in forward-looking statements. These factors include, but are not limited to: the uncertainties associated with litigation; changes in pricing or other marketing or promotional strategies by competitors which may adversely affect sales; new product and concept developments by food industry competitors; the ability of the Company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably; general economic conditions; increases in or sustained high cost levels of food ingredients and other commodities, paper, utilities, fuel, employee compensation and benefits, insurance and similar costs; the ability to obtain ingredients from alternative suppliers, if needed; health- or disease-related disruptions or consumer concerns about commodities supplies; the selection and availability of suitable restaurant locations; negotiation of suitable lease or financing terms; constraints on permitting and construction of restaurants; local governmental agencies’ restrictions on the sale of certain food products; higher-than-anticipated construction costs; the hiring, training and retention of management and other personnel; changes in consumer taste, demographic trends, traffic patterns and the type, number and location of competing restaurants; franchisee relations; the possibility of impairment charges if PJUK or recently acquired restaurants perform below our expectations; our PJUK operations remain contingently liable for payment under 74 lease arrangements with a total value of $10.3 million associated with the sold Perfect Pizza operations; federal and state laws governing such matters as wages, benefits, working conditions, citizenship requirements and overtime, including legislation to further increase the federal and state minimum wage; and labor shortages in various markets resulting in higher required wage rates. In recent months, the credit markets have experienced instability.  Our franchisees may experience difficulty in obtaining adequate financing and thus our growth strategy and franchise revenues may be adversely affected.  The above factors might be especially harmful to the financial viability of franchisees or Company-owned operations in under-penetrated or emerging markets, leading to greater unit closings than anticipated. Increases in projected claims losses for the Company’s self-insured coverage or within the captive franchise insurance program could have a significant impact on our operating results. Additionally, domestic franchisees are only required to purchase seasoned sauce and dough from our quality control centers (“QC Centers”) and changes in purchasing practices by domestic franchisees could adversely affect the financial results of our QC Centers.  Our international operations are subject to additional factors, including political and health conditions in the countries in which the Company or its franchisees operate; currency regulations and fluctuations; differing business and social cultures and consumer preferences; diverse government regulations and structures; ability to source high-quality ingredients and other commodities in a cost-effective manner; and differing interpretation of the obligations established in franchise agreements with international franchisees.

Conference Call

                A conference call is scheduled for February 27, 2008 at 10:00 EST to review fourth quarter and full-year earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 800-487-2662 (pass code 32138619) for participation in the question and answer session. International participants may dial 706-679-8452 (pass code 32138619).

                The conference call will be available for replay, including downloadable podcast, beginning February 27, 2008, at approximately noon through March 5, 2008, at midnight EST. The replay can be accessed from the company’s web page at www.papajohns.com or by dialing 800-642-1687 (pass code 32138619). International participants may dial 706-645-9291 (pass code 32138619).

Summary Financial Data

Papa John’s International, Inc.

(Unaudited)

	Three Months Ended		Year Ended
(In thousands, except per share amounts)	Dec. 30, 2007	Dec. 31, 2006 (1)	Dec. 30, 2007	Dec. 31, 2006 (1)

Revenues	$283,940	$277,923	$1,063,595	$1,001,557

Income from continuing operations before income taxes*	$10,366	$27,344	$46,028	$96,157

Net income	$7,744	$18,999	$32,735	$63,375

Earnings per share - assuming dilution	$0.27	$0.59	$1.09	$1.92

Weighted average shares outstanding - assuming dilution	28,985	32,230	30,017	33,046

EBITDA (2)	$20,677	$35,191	$83,913	$125,163

*The following is a summary of our income (loss) from continuing operations before income taxes:

	Three Months Ended		Year Ended
	Dec. 30, 2007	Dec. 31, 2006 (1)	Dec. 30, 2007	Dec. 31, 2006 (1)

Domestic company-owned restaurants	$6,164	$10,164	$25,407	$33,176
Domestic commissaries	8,255	10,667	35,847	34,690
Domestic franchising	14,729	13,662	51,466	51,543
International	(2,360)	(2,111)	(8,734)	(8,874)
All others	2,303	1,832	6,348	5,628
Unallocated corporate expenses	(6,304)	(8,351)	(31,454)	(37,523)
Elimination of intersegment profits	(82)	(479)	(1,143)	(1,470)
Income from continuing operations before income taxes, exluding VIEs	22,705	25,384	77,737	77,170
VIEs, primarily BIBP (3)	(12,339)	1,960	(31,709)	18,987
Total income from continuing operations before income taxes	$10,366	$27,344	$46,028	$96,157

Summary Financial Data (continued)

Papa John’s International, Inc.

(Unaudited)

The following is a reconciliation of EBITDA to net income:

	Three Months Ended		Year Ended
	Dec. 30, 2007	Dec. 31, 2006 (1)	Dec. 30, 2007	Dec. 31, 2006 (1)

EBITDA (2)	$20,677	$35,191	$83,913	$125,163
Income tax expense	(2,622)	(8,345)	(13,293)	(33,171)
Net interest	(1,840)	(477)	(6,019)	(1,798)
Depreciation and amortization	(8,471)	(7,370)	(31,866)	(27,208)
Income from discontinued operations, net of tax	—	—	—	389
Net income	$7,744	$18,999	$32,735	$63,375

(1)                                  The three-month and full-year periods in 2006 include one additional week of operations which produced $20.0 million in additional consolidated revenues and $3.5 million in additional income from continuing operations before income taxes.

(2)                                  Management considers EBITDA to be a meaningful indicator of operating performance from continuing operations before depreciation, amortization, net interest and income taxes. EBITDA provides us with an understanding of one aspect of earnings before the impact of investing and financing transactions and income taxes. While EBITDA should not be construed as a substitute for net income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with accounting principles generally accepted in the United States (GAAP), it is included herein to provide additional information with respect to the ability of the company to meet its future debt service, capital expenditure and working capital requirements. EBITDA is not necessarily a measure of the company’s ability to fund its cash needs and it excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA is not a term defined by GAAP and as a result our measure of EBITDA might not be comparable to similarly titled measures used by other companies. The above EBITDA calculation includes the operating results of BIBP Commodities, Inc., a variable interest entity.

(3)                                  BIBP incurred an operating loss of $31.7 million in 2007, which was composed of losses associated with cheese sold to domestic company-owned restaurants and franchise restaurants of $8.0 million and $22.9 million, respectively. The remainder of the 2007 loss was primarily composed of interest expense on outstanding debt with a third-party bank and Papa John’s. For 2006, BIBP reported operating income of $19.0 million, which was composed of income associated with cheese sold to domestic company-owned restaurants and franchise restaurants of $4.6 million and $15.2 million, respectively. The 2006 income from the sale of cheese was partially offset by interest expense on outstanding debt.

*   *   *   *

For more information about the company, please visit www.papajohns.com.

Papa John’s International, Inc. and Subsidiaries

Consolidated Statements of Income

	Three Months Ended		Year Ended
	December 30, 2007	December 31, 2006	December 30, 2007	December 31, 2006
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)
Revenues:
Domestic:
Company-owned restaurant sales	$136,043	$127,981	$504,330	$447,938
Variable interest entities restaurant sales	1,980	1,402	7,131	7,859
Franchise royalties	13,927	14,986	55,283	56,374
Franchise and development fees	2,853	624	4,758	2,597
Commissary sales	104,923	111,143	399,099	413,075
Other sales	14,979	14,904	61,820	50,505
International:
Royalties and franchise and development fees	3,129	2,349	10,314	7,551
Restaurant and commissary sales	6,106	4,534	20,860	15,658
Total revenues	283,940	277,923	1,063,595	1,001,557

Costs and expenses:
Domestic Company-owned restaurant expenses:
Cost of sales	32,906	26,474	112,773	88,311
Salaries and benefits	40,802	36,902	152,043	131,946
Advertising and related costs	12,061	11,881	47,121	41,279
Occupancy costs	8,405	7,510	31,866	27,245
Other operating expenses	18,326	16,667	68,460	58,824
Total domestic Company-owned restaurant expenses	112,500	99,434	412,263	347,605

Variable interest entities restaurant expenses	1,721	1,265	6,018	6,708

Domestic commissary and other expenses:
Cost of sales	88,438	91,293	332,163	336,659
Salaries and benefits	8,126	9,056	34,622	32,363
Other operating expenses	10,706	11,182	43,766	45,153
Total domestic commissary and other expenses	107,270	111,531	410,551	414,175

Loss (income) from the franchise cheese-purchasing program, net of minority interest	8,821	(1,145)	22,853	(15,247)
International operating expenses	5,697	4,582	18,718	15,824
General and administrative expenses	23,437	25,863	101,340	102,920
Minority interests and other general expenses	3,817	1,202	7,939	4,409
Depreciation and amortization	8,471	7,370	31,866	27,208
Total costs and expenses	271,734	250,102	1,011,548	903,602

Operating income from continuing operations	12,206	27,821	52,047	97,955
Net interest	(1,840)	(477)	(6,019)	(1,798)
Income from continuing operations before income taxes	10,366	27,344	46,028	96,157
Income tax expense	2,622	8,345	13,293	33,171

Income from continuing operations	7,744	18,999	32,735	62,986
Income from discontinued operations, net of tax	—	—	—	389
Net income	$7,744	$18,999	$32,735	$63,375

Basic earnings per common share:
Income from continuing operations	$0.27	$0.60	$1.10	$1.95
Income from discontinued operations, net of tax	—	—	—	0.01
Basic earnings per common share	$0.27	$0.60	$1.10	$1.96

Earnings per common share - assuming dilution:
Income from continuing operations	$0.27	$0.59	$1.09	$1.91
Income from discontinued operations, net of tax	—	—	—	0.01
Earnings per common share - assuming dilution	$0.27	$0.59	$1.09	$1.92

Basic weighted average shares outstanding	28,837	31,631	29,666	32,312
Diluted weighted average shares outstanding	28,985	32,230	30,017	33,046

Note: The statements of income for the years ended December 30, 2007 and December 31, 2006 have been derived from the audited consolidated financial statements at those dates, but do not include all information and footnotes required by generally accepted accounting principles for a complete set of financial statements.  The three-month and full-year periods in 2006 include one additional week of operations.

Papa John’s International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	December 30, 2007 (Note)	December 31, 2006 (Note)
(In thousands)

Assets
Current assets:
Cash and cash equivalents	$8,877	$12,979
Accounts receivable	22,539	23,326
Inventories	18,806	26,729
Prepaid expenses	10,711	7,779
Other current assets	5,581	7,368
Deferred income taxes	7,147	6,362
Total current assets	73,661	84,543

Investments	825	1,254
Net property and equipment	198,957	197,722
Notes receivable	11,804	12,104
Deferred income taxes	12,384	1,643
Goodwill	86,505	67,357
Other assets	17,681	15,016
Total assets	$401,817	$379,639

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$31,157	$29,202
Income and other taxes	10,866	15,136
Accrued expenses	56,466	57,233
Current portion of debt	8,700	525
Total current liabilities	107,189	102,096

Unearned franchise and development fees	6,284	7,562
Long-term debt, net of current portion	134,006	96,511
Other long-term liabilities	27,435	27,302
Total liabilities	274,914	233,471

Total stockholders’ equity	126,903	146,168
Total liabilities and stockholders’ equity	$401,817	$379,639

Note: The balance sheets at December 30, 2007 and December 31, 2006 have been derived from the audited consolidated financial statements at those dates, but do not include all information and footnotes required by generally accepted accounting principles for a complete set of financial statements.

Papa John’s International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended
(In thousands)	December 30, 2007	December 31, 2006

Operating activities
Net income	$32,735	$63,375
Income from discontinued operations (net of income taxes)	—	(389)
Adjustments to reconcile net income to net cash provided by operating activities:
Restaurant closure, impairment and disposition losses (gains)	1,444	(260)
Provision for uncollectible accounts and notes receivable	1,718	3,445
Depreciation and amortization	31,866	27,208
Deferred income taxes	(10,779)	3,191
Stock-based compensation expense	4,883	4,707
Excess tax benefit related to exercise of non-qualified stock options	(3,325)	(6,533)
Other	5,927	5,158
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(183)	(6,020)
Inventories	7,915	(583)
Prepaid expenses	(3,402)	(2,148)
Other current assets	2,468	(630)
Other assets and liabilities	(7,092)	(7,211)
Accounts payable	1,893	(2,168)
Income and other taxes	(3,656)	(1,726)
Accrued expenses	457	5,465
Unearned franchise and development fees	(1,278)	306
Net cash provided by operating activities from continuing operations	61,591	85,187
Operating cash flows from discontinued operations	—	414
Net cash provided by operating activities	61,591	85,601

Investing activities
Purchase of property and equipment	(31,148)	(39,352)
Purchase of investments	(303)	(2,014)
Proceeds from sale or maturity of investments	731	6,983
Loans issued	(6,541)	(6,181)
Loan repayments	6,257	9,339
Acquisitions	(24,983)	(31,943)
Proceeds from divestitures of restaurants	632	1,300
Other	32	286
Net cash from continuing operations used in investing activities	(55,323)	(61,582)
Proceeds from divestiture of discontinued operations	—	8,020
Net cash used in investing activities	(55,323)	(53,562)

Financing activities
Net proceeds from line of credit facility	37,500	47,500
Net proceeds (repayments) from short-term debt – variable interest entities	8,175	(5,575)
Excess tax benefit related to exercise of non-qualified stock options	3,325	6,533
Proceeds from exercise of stock options	12,219	15,214
Acquisition of Company common stock	(72,871)	(106,292)
Other	1,035	1,293
Net cash used in financing activities	(10,617)	(41,327)

Effect of exchange rate changes on cash and cash equivalents	247	169
Change in cash and cash equivalents	(4,102)	(9,119)
Cash and cash equivalents at beginning of period	12,979	22,098

Cash and cash equivalents at end of period	$8,877	$12,979

Note: The cash flows at December 30, 2007 and December 31, 2006 have been derived from the audited consolidated financial statements at those dates, but do not include all information and footnotes required by generally accepted accounting principles for a complete set of financial statements.  The full-year period in 2006 includes one additional week of operations.

Restaurant Progression

Papa John’s International, Inc.

	Fourth Quarter Ended December 30, 2007
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	649	11	2,078	401	3,139
Opened	5	3	44	35	87
Closed	(6)	—	(10)	(2)	(18)
Acquired	—	—	—	—	—
Sold	—	—	—	—	—
End of Period	648	14	2,112	434	3,208

	Fourth Quarter Ended December 31, 2006
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	558	6	2,086	328	2,978
Opened	8	—	23	29	60
Closed	—	—	(18)	(5)	(23)
Acquired	11	5	—	—	16
Sold	—	—	(11)	(5)	(16)
End of Period	577	11	2,080	347	3,015

Restaurant Progression

Papa John’s International, Inc.

	Year Ended December 30, 2007
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	577	11	2,080	347	3,015
Opened	20	4	140	99	263
Closed	(9)	—	(48)	(13)	(70)
Acquired	61	2	1	3	67
Sold	(1)	(3)	(61)	(2)	(67)
End of Period	648	14	2,112	434	3,208

	Year Ended December 31, 2006
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	502	2	2,097	325	2,926
Opened	19	1	105	86	211
Closed	(1)	—	(65)	(56)	(122)
Acquired	57	8	—	—	65
Sold	—	—	(57)	(8)	(65)
End of Period	577	11	2,080	347	3,015

	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Perfect Pizza restaurants
Beginning of period	—	—	—	112	112
Closed	—	—	—	(3)	(3)
Sold	—	—	—	(109)	(109)
End of Period	—	—	—	—	—

Note:  The PJUK Perfect Pizza operations were sold in March 2006.